Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-30847, 333-57952, 333-101233 and 333-107111 on Form S-8, and in Registration Statement No. 333-101232 on Form S-3 of our reports dated March 7, 2006 relating to the financial statements and financial statement schedule of EPIQ Systems, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of EPIQ Systems, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Kansas City, Missouri

March 7, 2006